Exhibit 10.1

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EXECUTION VERSION

INTEREST PAYMENT AGREEMENT

This Interest Payment Agreement (this “Agreement”), dated June 24, 2025 (the “Effective Date”), is entered into by and between Aptose Biosciences Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (the “Company”), and Hanmi Pharmaceutical Co., Ltd. (the “Lender”), a corporation incorporated under the laws of the Republic of Korea. The Company and the Lender are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Lender has loaned certain amounts (the “Indebtedness Amount”) to the Company pursuant to that certain Facility Agreement, dated as of August 27, 2024, by and between the Company and the Lender (the “Facility Agreement”);

WHEREAS, the Company aims to raise fifteen million United States Dollars (“USD”) (USD 15,000,000) (the “Capital Raise”) through At-the-Market offerings, Committed Equity Facility, and/or private and/or public offerings following the Company’s filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “Commission”) or equivalent;

WHEREAS, pursuant to the terms of the Facility Agreement, the Company is obliged to use the Indebtedness Amount solely for Tuspetinib-related business operations;

WHEREAS, pursuant to the terms of the Facility Agreement, the Parties agreed that upon entering into a definitive collaboration agreement in respect of the achievement of certain business milestones by the Company (the “Collaboration”), the then balance of the Indebtedness Amount and accrued and unpaid interest would be converted into the Lender’s prepayment of future milestone obligations under the Collaboration;

WHEREAS, the Parties hereby acknowledge and agree that (i) they have engaged in good faith in a negotiation regarding (a) executing the Collaboration by June 30, 2025 and (b) determining the mutually agreeable method of the future treatment of the remaining Indebtedness Amount, including both the principal and the accrued interest thereon; and (ii) notwithstanding any provisions or understandings set forth in the Facility Agreement, this Agreement or otherwise, unless and until a definitive agreement has been executed establishing specific terms and conditions relating thereto, there shall be no obligations under the Facility Agreement, this Agreement or otherwise with respect to the Collaboration;

WHEREAS, the Parties previously agreed, on the terms and subject to the conditions set forth in a debt conversion and interest payment agreement dated March 18, 2025 (the “Original Agreement”), to convert and did convert USD 1,513,533.10 of the Indebtedness Amount into 409,063 common shares of the Company (the “Common Shares”);

WHEREAS, the Parties previously agreed, on the terms and subject to the conditions set forth in the Original Agreement, that the Company shall not be regarded as being subject to default interest pursuant to Section 5 of the Facility Agreement notwithstanding the date of payment of the Company’s obligations with respect to the interest payment (the “First Deferred Interest Amount”) for the Interest Period (as defined in the Facility Agreement) commencing on December 21, 2024 and ending on March 31, 2025 (the “First Deferred Interest Period”) as set forth in the Facility Agreement, provided that the interest payment is made no later than June 27, 2025 (the “First Deferred Interest Period Payment Date”);

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WHEREAS, the Lender and the Company have agreed to further defer the First Deferred Interest Amount from the First Deferred Interest Period Payment Date to no later than December 31, 2025 (the “New Deferred Interest Payment Date”);

WHEREAS, the Lender and the Company wish to defer the interest payment (the “Second Deferred Interest Amount”) for the Interest Period commencing on March 31, 2025 and ending on June 30, 2025 (the “Second Deferred Interest Period” and, together with the First Deferred Interest Period, collectively the “Deferred Interest Periods”) from the respective payment date thereof as set forth in the Facility Agreement until no later than the New Deferred Interest Payment Date; and

WHEREAS, the Company and the Lender have agreed to execute this Agreement to evidence their agreement with respect to the terms and conditions of the further deferral of the First Deferred Interest Amount and the deferral of each of the Second Deferred Interest Amount.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Payment of Deferred Amounts. Without prejudice to the Company’s obligations with respect to interest payments as set forth in the Facility Agreement in respect of all Interest Periods (as defined therein) other than the Deferred Interest Periods, the Deferred Amounts:

1.1	shall be paid on the earlier of (a) within two business days following the final closing date of the Capital Raise; and (b) the New Deferred Interest Payment Date; and

1.2

shall not be regarded as a default under the Facility Agreement nor as being subject to default interest pursuant to Section 5 of the Facility Agreement notwithstanding the date of payment, provided that the Deferred Amounts are paid in accordance with Section 1.1, failing which such Deferred Amounts shall be regarded as being in default and subject to the default interest rate pursuant to Section 5 of the Facility Agreement. The payment of the Deferred Amounts by the Company shall be made via wire transfer to the bank account designated by the Lender.

2.	Application of Deferred Interest Amounts.

Notwithstanding Sections 1, if the Company and the Lender (and any of their respective affiliates, as the case may be) enter into any arrangement, merger, amalgamation, consolidation, business combination, reorganization, recapitalization or other similar agreement or transaction, whether in a single transaction or series of transactions, prior to the New Deferred Interest Payment Date providing for the direct or indirect acquisition by the Lender, directly or indirectly, of all or a material portion of the Company’s assets or that, if consummated, would result in the Lender, directly or indirectly, beneficially owning, or exercising control or direction over, all of the Common Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such Common Shares), then the Deferred Interest Amounts (or such portions of the Deferred Interest Amounts accrued up to and including the date on which any such transaction is consummated if the applicable Interest Period is not then complete) shall be credited as against the purchase price or consideration payable by the Lender thereunder, whether that consideration is payable to the Company, the shareholders or any other stakeholders pursuant to the provisions of the applicable transaction documentation, as the case may be.

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3.	Representations and Warranties of the Lender. The Lender represents and warrants to the Company as follows:

3.1	The Lender has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

3.2	The execution and delivery and performance of this Agreement by the Lender has been duly authorized by all necessary corporate action on the part of the Lender.

3.3

The execution and delivery of, and the performance of the transactions contemplated by, this Agreement by the Lender does not and will not violate any provision of any law or any governmental rule or regulation applicable to the Lender or its articles of incorporation, bylaws or other organizational documents or any order, judgement or decree of any court or other agency of government binding on the Lender.

4.	Representation and Warranties of the Company. The Company hereby represents, warrants, acknowledges and covenants to the Lender (and acknowledges that the Lender is relying thereon) that:

4.1

The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational documents, in each case, as amended and as in effect on the date hereof (the “Organizational Documents”). The Company has furnished or made available to the Lender true and correct copies of each of the Company’s Organizational Documents.

4.2

The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further consent or authorization of the Company, its board of directors or its shareholders, or any other person or entity (including any governmental authority and any securities exchange), is required in order for the Company to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with the terms hereof, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

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4.3

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby does not and shall not (i) result in a violation of any provision of the Organizational Documents, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company or any of its Subsidiaries under any agreement or any commitment to which the Company or any such Subsidiary is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject, or (iv) result in a violation of any Canadian or U.S. federal, state, provincial, local or foreign statute, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected (including any applicable securities laws in the U.S. and Canada and the rules and regulations of the Nasdaq Capital Market or the Toronto Stock Exchange (the “TSX”)).

4.4

As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Common Shares, of which (i) 2,552,429 shares are issued and outstanding, (ii) zero shares are held as treasury shares, (iii) 38,211 shares are reserved for future issuance pursuant to the Company’s equity incentive plans, of which approximately 472,044 shares remain available for future option grants or stock awards, and (iv) 1,267,585 shares are reserved for issuance upon the exercise of warrants issued by the Company. All of such outstanding Common Shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as disclosed in Schedule A hereto, (i) no shares of the Company’s authorized capital are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, other than those liens or encumbrances granted to the Lender from time to time, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Common Shares of the Company or any common shares of any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of the Company or any of its Subsidiaries, (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the United States Securities Act of 1933 (except the Second Amended and Restated Investor’s Rights Agreement, by and between the Company and the Lender dated March 18, 2025), (iv) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, and the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

4.5

The Company is not required under any Canadian or U.S. federal, state, provincial, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency (including, without limitation, the Nasdaq Capital Market and the TSX) in order for it to execute, deliver or perform any of its obligations under this Agreement (other than such consents, authorizations, orders, filings or registrations as have been obtained or made prior to the date hereof); provided, however, that for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations and warranties of the Lender in this Agreement and the compliance by the Lender with its covenants and agreements contained in this Agreement.

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4.6

Schedule 6.11 hereto sets forth the name and jurisdiction of formation or incorporation of each subsidiary (each, a “Subsidiary”, and collectively, “Subsidiaries”) of the Company as of the date hereof and, except as set forth on Schedule 6.11, the Company does not have any other Subsidiaries as of the date hereof. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s share capital, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

SCHEDULE 6.11

Name	State/Jurisdiction of Incorporation
Aptose Biosciences U.S. Inc.	Delaware
NuChem Pharmaceuticals Inc.	Ontario, Canada

5.	Notices.

5.1

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

5.2

All communications shall be sent as to the Company to the principal office of the Company and to the attention of William G. Rice, Ph.D., President and Chief Executive Officer, Aptose Biosciences Inc., 66 Wellington Street West, Suite 5300, TD Bank Tower, Box 48, Toronto, Ontario M5K 1E6, Canada (email: wrice@aptose.com), or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to fpayne@aptose.com.

5.3

All communications shall be sent as to the Lender to Hanmi Pharmaceutical Co., Ltd. and to the attention of Ms. Joan Shin, Manager, Global Business Development, Hanmi Pharmaceutical Co., Ltd., 14 Wiryeseongdae-ro, Songpa-gu, Seoul, 05545, Korea (email: jungmin.shin@hanmi.co.kr), or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 5. If notice is given to the Lender, a copy (which copy shall not constitute notice) shall also be given to Keith R. Chatwin, Stikeman Elliott LLP , 4200 Bankers Hall West, Calgary, Alberta, Canada, T2P 5C5 (email: kchatwin@stikeman.com).

6.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles.

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7.

Entire Agreement. This Agreement and other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement among the Parties in respect of the subject matter hereof, and no Party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein.

8.

Further Assurances. Each Party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

9.	Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the Parties.

10.

Assignment. No Party shall assign any of its rights or be relieved of its obligations hereunder without the prior written consent of the other Party, and any purported assignment without such other Party’s prior written consent shall be null and void ab initio.

11.

Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

12.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

APTOSE BIOSCIENCES INC.

By:	/s/ William G. Rice, Ph. D. Jun 26, 2025
	Name:	William G. Rice, Ph. D.
	Title:	Chairman, President and CEO

By:
Name:
Title:

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HANMI PHARMACEUTICAL CO., LTD.

By:	/s/ Jae Hyun Park
Name: Jae Hyun Park Title: CEO

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Schedule A

Nil.

A-1